Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2014 FINANCIAL RESULTS

Company posts 33rd consecutive quarter of improved earnings

ATLANTA, GEORGIA, July 23, 2014: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported strong unaudited financial results for its second quarter and six months ended June 30, 2014.

The Company recorded second quarter revenues of $369.4 million, an increase of 5.3% compared to $350.8 million in the prior year’s second quarter. Net Income increased 13.5% to $40.9 million or $0.28 per diluted share for the second quarter ended June 30, 2014, compared to $36.0 million or $0.25 per diluted share for the same period in 2013.

Rollins’ revenues rose 5.0% for the first six months of 2014 to $682.7 million compared to $650.5 million for the prior year. Net income for the first six months of 2014 was $66.6 million, an increase of 12.6%, or $0.46 per diluted share compared to $59.2 million or $0.40 per diluted share for the same period last year.

In the second quarter, the Company repurchased 192,583 shares under its share repurchase program and 226,012 shares have been repurchased year-to-date. In total, 4,731,472 additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company’s results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have reported improved financial results for both the quarter and first half of 2014. We are particularly proud of our significant revenue to profit conversion that we achieved during this time period. This improvement was attributable to our favorable termite and casualty claim development and good cost control across most expense categories. Our marketing and sales program initiatives continue to contribute, although service demand was disappointing.”

Mr. Rollins, concluded, “Rollins, Inc. again was recognized within our industry as North America’s largest pest control company, although we were pleased with this achievement; however, we remain committed to being the world’s best.”

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC, and Rollins Australia, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com, www.allpest.com.au and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s commitment to be the world’s best pest control company and the contributions of the Company’s marketing and sales program initiatives. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2014	2013
ASSETS
Cash and cash equivalents	$101,519	$91,597
Trade accounts receivables, net	86,156	79,015
Financed receivables, net	12,821	12,443
Materials and supplies	13,136	12,117
Deferred income taxes, net	40,781	34,299
Other current assets	19,052	28,321
Total Current Assets	273,465	257,792
Equipment and property, net	94,678	84,470
Goodwill	255,515	212,004
Customer contracts and other intangible assets, net	139,231	131,122
Deferred income taxes, net	4,564	26,245
Financed receivables, long-term, net	12,955	12,834
Prepaid Pension	10,393	—
Other assets	13,788	12,602
Total Assets	$804,589	$737,069

LIABILITIES
Accounts payable	$27,972	$30,724
Accrued insurance, current	24,212	26,392
Accrued compensation and related liabilities	63,408	57,088
Unearned revenue	105,455	100,057
Other current liabilities	38,384	32,805
Total Current Liabilities	259,431	247,066
Accrued insurance, less current portion	31,340	28,575
Accrued pension	475	42,263
Long-term accrued liabilities	37,801	34,358
Total Liabilities	329,047	352,262

STOCKHOLDERS’ EQUITY
Common stock	145,760	146,078
Retained earnings and other equity	329,782	238,729
Total stockholders’ equity	475,542	384,807
Total Liabilities and Stockholders’ Equity	$804,589	$737,069

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Customer services	$369,357	$350,798	$682,745	$650,512
COSTS AND EXPENSES
Cost of services provided	182,642	174,361	343,950	329,967
Depreciation and amortization	10,608	9,768	20,822	19,662
Sales, general and administrative	110,522	109,518	211,106	208,652
Interest (income)/expense	(86)	(127)	(162)	(172)
	303,686	293,520	575,716	558,109
INCOME BEFORE INCOME TAXES	65,671	57,278	107,029	92,403
PROVISION FOR INCOME TAXES	24,811	21,284	40,403	33,230
NET INCOME	$40,860	$35,994	$66,626	$59,173

NET INCOME PER SHARE - BASIC	$0.28	$0.25	$0.46	$0.40
NET INCOME PER SHARE - DILUTED	$0.28	$0.25	$0.46	$0.40

Weighted average shares outstanding - basic	145,875	146,210	145,933	146,224
Weighted average shares outstanding - diluted	145,875	146,210	145,933	146,224

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter and Six Months 2014 results on:

Wednesday, July 23, 2014 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-801-6504 domestic;

913-312-0639 international
at least 5 minutes before start time.

REPLAY: available through July 30, 2014

Please dial 888-203-1112/719-457-0820, Passcode: 9319923

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com